Exhibit 10.1

Execution Version
RELEASE AND WAIVER
This Release and Waiver (this “Release”) is entered into by and among Kenneth Dichter (“Executive”), Wheels Up Partners LLC (the “Company”), Wheels Up Partners Holdings LLC (“Holdings”), Wheels Up Experience Inc. (“Parent” and together with the Company and Holdings, the “Company Group”), and solely with respect to Section 2(c)(2) hereof, Wheels Up MIP LLC (“MIP LLC”) as of May 9, 2023. Each of Executive and the Company are referred to herein individually as a “Party” and collectively as the “Parties.” In consideration of the material promises contained herein, the Parties agree as follows:
1.SEPARATION OF EMPLOYMENT; RESIGNATION AS CHAIRMAN OF THE BOARD AND EXECUTIVE OFFICER
(a)Executive and the Company agree that Executive’s employment with the Company and Holdings terminated effective May 9, 2023 (the “Separation Date”). Executive further agrees that, without prior written consent of the Company, he will not hereafter seek reinstatement, recall or reemployment with the Company or its affiliates. The Parties waive any notice required under Section 6 of that certain Employment Agreement entered into by and among Executive, the Company, and, solely with respect to Section 5.4 thereof, Holdings, dated as of April 17, 2020, which is incorporated by reference herein (the “Employment Agreement”).
(b)Executive hereby resigns (i) as Chairman of the Board of Directors of Parent (the “Board”) and as an executive officer of Parent, including without limitation the office of Chief Executive Officer, and (ii) a director, manager, managing partner and/or executive officer of each of the direct and indirect subsidiaries of the Company Group, in every instance effective as of May 9, 2023. Executive will cooperate with the Company Group to take any reasonable actions required to give effect to the foregoing. For the avoidance of doubt, subject to his earlier resignation, death or removal (required to be done in accordance with the Parent’s governance documents and applicable law), Executive shall continue as a member of the Board until the end of Executive’s term as a member of the Board or his earlier death, removal or resignation. Executive will be provided access to the Company’s office consistent with the Company’s policies and procedures applicable to members of the Board.
2.SEPARATION BENEFITS
(a)Upon (x) the non-revocation of the Release during the (7) seven-day period following the execution of the Release in accordance with Section 7 hereof (the “Release Condition,” and the date the Release becomes irrevocable is herein referred to as the “Release Effective Date”), and (z) Executive’s compliance in all material respects with this Agreement and the Employment Agreement (including any post-employment obligations thereunder), Executive shall be entitled to the following severance rights and employment termination benefits:
1.The payments and benefits to which Executive may be entitled upon termination of employment as are set forth on Schedule 2(a)(1) hereto (the “Separation Benefits”).
2.In addition to the payments and benefits set forth on Schedule 2(a)(1) hereto, the Company shall take commercially reasonable efforts to replace the Company as beneficiary of such life insurance policy described in Section 5.8 of the Employment Agreement (policy A70051523Y) with such beneficiary designated by Executive in writing at Executive’s sole cost and expense. Executive shall assume obligations to pay any premium or other payments with respect to such policy.
(b)Upon the occurrence of the Release Condition, the Parties agree that the Executive’s equity awards shall be treated as follows:
1.Executive and Parent confirm and agree that 1,066,666 shares (the “Vested Shares”) of Parent’s Class A common stock, $0.0001 par value (“Common Stock”) subject to that certain Restricted Stock Unit Award Agreement, dated June 8, 2022 (the “RSU Award”), between Parent and Executive, shall become vested as of the Release Effective Date. Upon settlement of the Vested Shares of Common Stock, the RSU Award shall terminate and no additional shares of Common Stock shall become vested thereunder. Executive and Parent further agree that the Performance-Based Restricted Stock Unit Award Agreement, dated June 8, 2022, between Parent and Executive are terminated upon the Release Effective Date and Executive shall not be entitled to receive any shares of Common Stock or any other payment thereunder.
2.Executive shall be entitled to exchange any profits interests granted to him under one or more Holdings Equity Incentive Plans (each an “Equity Incentive Plan”) for shares of Common Stock pursuant to the terms of the applicable award agreement and Equity Incentive Plan during the term of such profits interest award. MIP LLC hereby waives its repurchase option with respect to such profits interests awards.
The Parties acknowledge and agree that Executive has no other rights granted by any member of the Company Group to acquire Common Stock from the Parent as of the date hereof.
(c)The Company Group shall pay or reimburse Executive for ordinary and necessary business expenses incurred by him in the performance of his duties as a director of Parent and/or incurred by him in connection with request made by the Parent for him to attend official Company Group events, in every case in accordance with the Company Group’s then current policies, (which such policy shall include pre-approval of such expenses by the Chief Financial officer of Parent or his/her designee), upon receipt from Executive of written substantiation of such expenses which is acceptable to the Company Group.
(d)The payments and other benefits described in this Section 2 are over and above that to which Executive would be otherwise entitled to upon the termination of his employment with the Company, absent executing this Release, notwithstanding the terms of the Employment Agreement. Executive affirms that he has agreed in the Employment Agreement, and again herein, that he is only entitled to such payments if he executes this Release and the Release Condition is met.
3.EXECUTIVE RELEASE OF CLAIMS
(a)In consideration of the payments and benefits to be made by the Company or other members of the Company Group to Executive in Section 2 above, Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, hereby irrevocably and unconditionally releases, waives and forever discharges the Company, Holdings, Parent, its subsidiaries and affiliates, affiliated persons, partnerships and corporations, successors and assigns, and all of their respective directors, members, partners, officers, agents, representatives, attorneys, employees, employee benefit plans and plan fiduciaries, in each case, only in their respective capacities related to the Company and/or Holdings (collectively, the “Company Releasees”), individually and collectively, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, known or unknown, past or present, that he has ever had, may now have, or may later assert against any of the Company Releasees, whether or not arising out of or related to Executive’s employment by or the performance of any services to or on behalf of the Company Group or the termination of that employment and those services, from the beginning of time to the Release Effective Date (hereinafter referred to as “Executive’s Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws, as amended, including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991 (including, but not limited to, Title VII), the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Workers’ Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the New York State Human Rights Law, the New York Labor Law, the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law and the New York City Human Rights Law; and (ii) any and all other of Executive’s Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under the laws of any country or political subdivision, or under any common law right of any kind whatsoever, including, without limitation, any of Executive’s Claims for any kind of tortious conduct (including, but not limited to, any claim of defamation or distress), promissory or equitable estoppel, breach of the Company Group’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, quantum meruit, wrongful discharge or dismissal, and failure to pay in whole or part any compensation; provided, however, “Executive’s Claims” shall expressly exclude the exceptions set forth in Section 3(b) below.
(b)Notwithstanding the foregoing or anything in this Release to the contrary: (i) Executive’s right to be indemnified as an officer and/or director of the Company, Holdings and/or Parent, as applicable, shall remain in full force and effect, in accordance with the governing documents and by-laws of each of the Company, Holdings and Parent, as well as any rights Executive may have under or in respect of any D&O or other insurance policies maintained by the Company, Holdings, Parent or their respective affiliates; (ii) Executive shall not be deemed to have released any rights or claims that Executive may have as an equityholder of Parent, including any agreement pursuant to which he acquired or was granted equity; and (iii) this Release shall not and does not release, alter or affect any rights or claims of Executive arising from or under this Release.
(c)To the fullest extent permitted by law, Executive agrees he will not, directly or indirectly, individually or through one or more intermediaries, lodge or assist anyone else in lodging any formal or informal complaint, claim, charge, action or proceeding in court, with any federal, state or local agency or any other forum, in any jurisdiction, against the Company or any of the other Company Releasees arising out of or related to Executive’s Claims or Executive’s employment by the Company Group or the termination of that employment. Executive hereby represents and warrants that he has not brought any complaint, claim, charge, action or proceeding against any of the Company Releasees in any jurisdiction or forum, nor assisted or encouraged any other person or persons in doing so. Executive further represents that he has not in the past and agrees that he will not in the future assign any of Executive’s Claims to any person, corporation or other entity.

(d)Execution of this Release by Executive operates as a complete bar and defense against any and all of Executive’s Claims against the Company or the other Company Releasees. If Executive should, directly or indirectly, individually or through one or more intermediaries, hereafter make any of Executive’s Claims in any charge, complaint, action, claim or proceeding against the Company or any of the other Company Releasees, the Release may be raised as and shall constitute a complete bar to any such charge, complaint, action, claim or proceeding. Notwithstanding the foregoing, this Release excludes, and Executive does not waive, release or discharge any right to file an administrative charge or complaint with, or participate in an investigative proceeding of, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, Occupational Safety and Health Administration, or another governmental agency or make other disclosures protected under the whistleblower provisions of state or federal law.
4.COMPANY RELEASE OF CLAIMS
(a)In consideration of this Release, the Company, on behalf of itself, Holdings, Parent, their subsidiaries and affiliates, affiliated persons, partnerships, successors and assigns (collectively, the “Company Releasors”) hereby irrevocably and unconditionally releases, waives and forever discharges Executive, his spouse, family members, heirs, agents, representatives and advisors (collectively, the “Executive Releasees”) individually and collectively, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, known or unknown, past or present, that they have ever had, may now have, or may later assert against the Executive Releasees, whether or not arising out of or related to Executive’s employment by or the performance of any services to or on behalf of the Company or the termination of that employment and those services, from the beginning of time to the Release Effective Date (hereinafter referred to as “Company’s Claims”), including, without limitation, any and all other Company’s Claims arising out of or related to any contract, any and all federal, state or local constitutions, statutes, rules or regulations, or under the laws of any country or political subdivision, or under any common law right of any kind whatsoever, including, without limitation, any of the Company’s Claims for any kind of tortious conduct, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, breach of duty of loyalty or fiduciary duty. Notwithstanding the foregoing, the Company’s Claims which are being released herein shall not include any claims or causes of action that the Company Releasors may have against Executive which as of the Separation Date, were unknown to the Company’s Chief Legal Officer (or any predecessor) or the board of directors of Holdings, which may arise from or be related to any acts or omissions undertaken by Executive, or undertaken at his express direction, which constitute fraud, theft or embezzlement against the Company, or any act or omission that constitutes a felony under the laws of the United States or any state. This Release does not limit the Company Group’s ability to comply with or release matters related to Section 10D of the Securities Exchange Act of 1934, as amended, Section 304 of the Sarbanes-Oxley Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Parent may be traded, and any Company Group policy of general applicability (which would include general applicability to the Board or Company Group officers) adopted with respect to compensation recoupment, to the extent the application of such rules, regulations and/or policies is permissible under applicable local law. The Company, on behalf of itself and the Company Releasors, represents and warrants that it is not currently aware of any claim against Executive which would fall into any exception to the claims released above or any matter that would be covered by Section 4(d) hereof. The release shall not affect the Company’s right to enforce the terms of this Release.

(b)To the fullest extent permitted by law, the Company agrees not to lodge or assist anyone else in lodging any formal or informal complaint in court, with any federal, state or local agency or any other forum, in any jurisdiction, against Executive or any of the other Executive Releasees arising out of or related to the Company’s Claims. The Company hereby represents and warrants that it has not brought any complaint, claim, charge, action or proceeding against any of the Executive Releasees in any jurisdiction or forum, nor assisted or encouraged any other person or persons in doing so. The Company further represents and warrants that it has not in the past and will not in the future assign any of the Company’s Claims to any person, corporation or other entity.
(c)Execution of this Release by the Company operates as a complete bar and defense against any and all of the Company’s Claims against Executive or any of the other Executive Releasees. If the Company should hereafter make any of the Company’s Claims in any charge, complaint, action, claim or proceeding against Executive or any of the other Executive Releasees, the Release may be raised as and shall constitute a complete bar to any such charge, complaint, action, claim or proceeding. Further, if any of the individual Company Releasors subsequently institutes legal proceedings against Executive with respect to any of the Company’s Claims, the Company agrees to fully indemnify Executive against and will hold Executive harmless from any and all such claims, costs, damages, demands and expenses (including, without limitation, attorneys’ fees), judgements, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to the Company’s Claims.
(d)Notwithstanding the foregoing or anything in this Release to the contrary, and subject to the Company Group’s policies and by-laws of each of the Company, Holdings and Parent on indemnification, Executive agrees to defend and indemnify the Company Group for any claims against the Company Group arising on or after the Release Effective Date relating to any acts or occurrences by Executive prior to the Release Effective Date, including but not limited to any claims relating to Executive’s interactions with other officers, employees, agents or customers of the Company Group. Notwithstanding the forgoing, and for the avoidance of doubt the Parent, on behalf of itself and the Company Releasors, represents and warrants that it is not currently aware of any claim related to the Executive of a type that would be covered by the immediately preceding sentence. Furthermore, as it relates to matters covered by this Section 4(d), where the Company Group seeks indemnification, Executive shall be permitted to participate and have his own counsel, at his own cost and expense, participate in any claim or settlement of any claim for which there is indemnification sought under this Section 4(d). No amounts would be due or owing under this Section 4(d) by Executive for any matter to the extent the Company Group has insurance coverage to the extent such insurance actually pays to cover the Company Group’s losses, expenses or damages related to such claim. In no event would any indemnification under this Section 4(d) exceed the aggregate amount of payments or benefits received by Executive under this Release and such indemnification would also be limited to any benefits or amounts that, as of the date that written notice is given by the Company to the Executive of the event giving rise to the indemnification, have not yet been paid or made to the Executive under this Release. This Section 4(d) and the indemnification hereunder will only be applicable to any claims actually made on or before the (3rd) anniversary of the Release Effective Date.
5.CONFIDENTIALITY AND NON-DISPARAGEMENT
(a)Restrictive Covenants. Executive agrees that he will abide by the terms set forth in his Employee Confidentiality and Restrictive Covenants Agreement, as attached to the Employment Agreement.

(b)Non-Disparagement. Executive will not, directly or indirectly, engage in any conduct (including written, oral or electronic statements or other communications to the print or electronic media) intended to embarrass, impair the reputation of or otherwise disparage the Company or any of the Company Releasees, or that could reasonably be expected to embarrass, impair the reputation of or otherwise disparage the Company or any of the Company Releasees in any material way; provided, that Executive shall not be precluded from taking any action or making any statement (i) to the extent required by applicable law, (ii) in the course of providing information to government officials within the scope of their regulatory or enforcement authority, (iii) to the extent necessary to accurately and truthfully respond to any legal or administrative proceeding, government investigation or similar proceeding or inquiry to which he is a party or of which he is a subject or (iv) as a rebuttal to false or misleading statements made by the Company or any of the Company Releasees. The Company’s senior management team, shall not, directly or indirectly, engage in any conduct (including written, oral or electronic statements or other communications to the print or electronic media) intended to embarrass, impair the reputation of or otherwise disparage Executive or any of the Executive Releasees, or that could reasonably be expected to embarrass, impair the reputation of or otherwise disparage Executive or any of the Executive Releasees in any material way provided, that the Company Group shall not be precluded from taking any action or making any statement (i) to the extent required by applicable law, (ii) in the course of providing information to government officials within the scope of their regulatory or enforcement authority, (iii) to the extent necessary to accurately and truthfully respond to any legal or administrative proceeding, government investigation or similar proceeding or inquiry to which the Company Group is a party or of which he is a subject or (iv) as a rebuttal to false or misleading statements made by the Executive or any of the Executive Releasees.
6.RETURN OF COMPANY PROPERTY
Executive agrees to return all of the Company’s property in his possession, custody and control, to the Company on or prior to the on the date that he last serves as a member of the Board (the “Returned Property”), except those items that the Company specifically agrees in writing to permit Executive to retain (the “Retained Property”), which Retained Property shall include any address books, only to the extent they contain personal contact information. The Returned Property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all documents provided by the Company to Executive or which Executive developed or collected in the scope of his employment, as well as all Company-issued equipment, supplies, accessories, keys, access cards, computers, cell phones, disks, tapes, software, materials, files, or records. The Company agrees to cooperate in the transfer of Executive’s business and/or cell phone number to Executive for his personal use following the Separation Date. Executive’s Company Group email address and any continued use of the same, if any, will be treated in accordance with Company Group policies then in place. This Section 6 does not relate to any materials that Executive is entitled to have as a member of the Board and/or that are made available to other members of the Board which shall be governed by any Company Group Policy related to such information then in effect. Executive agrees to abide by any Board confidentiality policy then in place at Parent or in the Company Group. Notwithstanding the forgoing on or before May 31, 2023, any cell phone, laptop or other home office equipment that is retained following the Separation Date shall be delivered to the Company’s Information Technology department to be reset to factory settings and remove any of the Company Group’s information, in accordance with the Company Group’s standard procedures; for the avoidance of doubt, the Executive shall retain his phone numbers of his cell phones. The Company Group agrees to coordinate such resetting to factory settings and removal of information with Executive. During his time of service on the Board, Executive will retain his “Wheels Up” email address and have a signature as Founder and Director. Such email use shall be subject to Company Group policies of general applicability.

7.CONSIDERATION PERIOD AND OPTION TO REVOKE
Executive and the Company acknowledge and agree that Executive has been given at least twenty-one (21) calendar days to consider the terms of this Release before signing it. Executive understands that he may revoke this Release within seven (7) calendar days following the date he signs this Release. Once this Release is signed, it should be delivered by mail or e-mail to the Senior Vice President of Human Resources of the Company. If Executive chooses to revoke this Release, Executive must provide written notice to the Senior Vice President of Human Resources of the Company at the following address:
If by mail:    Lori Sylvester
Wheels Up
601 West 26th Street, Suite 900
New York, NY 10001
If by e-mail:    LSylvester@wheelsup.com
To be effective, such notice of revocation must be received by the Company by no later than 5:00 PM New York time on the seventh (7th) calendar day following the date Executive signed and delivered this Release. Unless so revoked, this Release shall automatically be effective and enforceable on the eighth (8th) day after its execution and delivery by Executive.
8.REMEDIES FOR BREACH
In the event that either Party breaches, violates, or fails to comply with any of the provisions, terms or conditions or any of the representations of this Release, in its sole discretion, the non-breaching Party shall be entitled to recover damages against the breaching Party. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief.
9.MISCELLANEOUS
(a)Joint Participation. The Parties hereto participated jointly in the negotiation and preparation of this Release, and each Party has had the opportunity to obtain the advice of legal counsel and to review and comment upon this Release. Accordingly, it is agreed that no rule of construction shall apply against any Party or in favor of any Party. This Release shall be construed as if the Parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one Party and in favor of the other.
(b)Scope of Release. This Release shall accrue to the benefit of and be binding upon the Parties hereto, their respective successors, agents and permitted assigns, and as to Executive, his spouse, heirs, legatees, administrators and personal representatives.
(c)Applicable Law and Venue. This Release shall be interpreted, enforced, construed, and governed under the laws of the State of New York, without reference to any conflict of laws principles. The Parties submit and consent to the exclusive jurisdiction of the courts located in the State and County of New York, in any action brought to enforce (or otherwise relating to) this Release.
(d)Entire Release. This Release and any schedules hereto contains the entire agreement and understanding concerning the subject matter hereof between the Parties, superseding and replacing all prior negotiations, understandings, representations and agreements, written or oral. No modification, amendment, waiver, termination or discharge of this Release, or any of the terms or provisions hereof, shall be binding upon either of the Parties unless confirmed by a written instrument signed by both Parties. No waiver by any Party of any term or provision of this Release or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. Nothing in this Release is meant to alter or lessen the post-employment obligations of Executive under the Employment Agreement, any employee confidentiality agreement and restrictive covenants agreement with members of the Company Group or similar agreement by which he is bound.
(e)Severability. If any provision of this Release shall be held void, voidable, invalid or inoperative, no other provision of this Release shall be affected as a result thereof, and accordingly, the remaining provisions of this Release shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.
(f)Multiple Originals. This Release may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Release.
(g)Proper Construction. The language in all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. As utilized in this Release, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other, whenever the context so indicates or requires. The section and subsection headings used in this Release are intended solely for convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof.
(h)Tax Withholding. All payments and benefits provided to Executive under this Release will be less applicable withholdings for federal, state and local taxes and other ordinary or required deductions.
(i)Adjustments for Stock Splits, etc. If (i) any shares of Common Stock are subdivided, split, reverse split or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, the number of shares of Common Stock referenced in this Release shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise or purchase price per share, if any, to reflect such events.
(j)Executive’s Cooperation. For three (3) years from the date that the Executive last serves on the Board, the Executive shall reasonably cooperate with Parent and its subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Parent (including, without limitation, the Executive being available, subject to scheduling in consideration of Executive’s personal and professional commitments, to Parent upon reasonable notice for interviews and factual investigations, appearing at Parent's request to give testimony without requiring service of a subpoena or other legal process, volunteering to Parent all pertinent information and turning over to Parent all relevant documents which are in or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event Parent requires the Executive’s cooperation in accordance with this Section after his Board service, Parent shall: (i) reimburse the Executive for reasonable travel expenses (including, but not limited to, lodging and meals) and legal fees incurred in connection with providing such assistance (subject to Parent’s reasonable written pre-approval of any such legal fees, where such approval will not be unreasonably withheld.
10.ACKNOWLEDGMENT OF KNOWING AND VOLUNTARY WAIVER
Executive hereby represents and warrants that:
(a)Executive has CAREFULLY READ THIS AGREEMENT AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT;
(b)The Company has advised Executive to consult with any attorney of his choosing, and Executive has had an OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE AS TO THE TERMS OF THIS AGREEMENT to the full extent that Executive desired before signing this Release;
(c)Executive understands that this Release FOREVER RELEASES the Company from any legal action arising prior to the Separation Date;
(d)Executive has had the opportunity to REVIEW AND CONSIDER THIS AGREEMENT FOR A REASONABLE PERIOD OF TIME;
(e)In signing this Release, EXECUTIVE DOES NOT RELY ON NOR HAS HE RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SPECIFICALLY SET FORTH IN THIS RELEASE by the Company or by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise; and
(f)Executive was not coerced, threatened, or otherwise forced to sign this Release, and Executive is KNOWINGLY, FREELY AND VOLUNTARILY SIGNING AND DELIVERING THIS AGREEMENT.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have signed and executed this Release and Waiver as of the Separation Date set forth above as an expression of their intent to be bound by the foregoing terms.
WHEELS UP EXPERIENCE INC.

By: /s/ Todd Smith
Todd Smith
Chief Financial Officer

WHEELS UP PARTNERS HOLDINGS LLC

By: /s/ Todd Smith
Todd Smith
Chief Financial Officer

WHEELS UP PARTNERS LLC

By: /s/ Todd Smith
Todd Smith
Chief Financial Officer

WHEELS UP MIP LLC

By: /s/ Todd Smith
Todd Smith
Chief Financial Officer

EXECUTIVE

/s/ Kenneth Dichter
Kenneth Dichter
[Signature Page to Release and Waiver]

Schedule 2(a)(1)
Separation Benefits
Executive shall be entitled to the following benefits in connection with the separation of employment:
(i)an aggregate amount equal to the sum of:
a.two times Executive’s then-current Base Salary (“Base Salary Severance”), equal to $1,900,000 and
b.Executive’s Target Bonus (“Severance Bonus”), equal to $3,000,000, which is an amount that Parent and Executive have determined as a resolution of bona fide dispute related this bonus and is in lieu of any other bonus payment that could otherwise be payable under the Employment Agreement or otherwise;
(ii)the following accrued amounts:
a. a pro rata annual bonus based on the amount that would have been otherwise payable under Section 5.3 of the Employment Agreement and the number of days Executive was employed during the applicable year, and paid at the time specified in Section 5.3 of the Employment Agreement (the “Pro Rata Bonus”), in an amount, if any, to be determined in accordance with Sections 5.3 and 6.3 of the Employment Agreement;
b.any Base Salary, vacation pay or expense reimbursement through the Separation Date due to Executive in accordance with Company policy;
c.any other amount due to Executive in accordance with Company benefit plans, equity plans and grants and
(iii)to the extent Executive is enrolled in any employee benefit plan made available pursuant to Section 5.7 of the Employment Agreement, and Executive elects to continue coverage under such plan(s) pursuant to COBRA, or elects coverage under a different health plan, the Company will reimburse Executive for the lesser of (i) the cost of coverage under COBRA and (ii) the cost of coverage under a different health plan for a period of twenty-four (24) months from the Separation Date; and
(iv)Executive shall also be allocated two hundred (200) flight hours per year (including one hundred (100) King Air 350i hours, fifty (50) Citation Excel/XLS hours and fifty (50) Citation X hours) during the two-year period following the Separation Date (or a total of four hundred (400) flight hours in total), which use should be prorated over each calendar year during which Base Salary Severance is paid based on the relative number of months in such year in the Base Salary Severance period. Executive represents that he has disclosed in writing to Chair of the Compensation Committee of the Board the names of any beneficiaries of Executive’s flight hours (i.e., if any other party or person has any claims to any rights to use Executive’s flight hours) and proposed allocation thereof as of the Separation Date and warrants that Executive will satisfy any such allocation existing as of the Separation Date. Following the Separation Date, Executive shall continue to comply with the Company’s policies regarding the transfer of flight hours. Notwithstanding the foregoing, as of the Separation Date, Executive hereby forfeits one hundred (100) flight hours of such class designated by the Company Group to be allocated for such uses determined by the Company Group, including the Company Group’s ambassador program or to be cancelled and retired.
The Base Salary Severance shall be payable as salary continuation over the two-year period following the Separation Date. The Severance Bonus shall be paid upon the first payroll period on or after the Release Effective Date.
Any payments made pursuant to this Schedule 2(a)(1) shall be made pursuant to the Payroll Policies (as defined in the Employment Agreement) and shall be made subject to Section 9 of the Employment Agreement. Notwithstanding the foregoing or any provision of this Agreement or the Employment Agreement to the contrary, the parties agree and acknowledge that payment of the Base Salary Severance and payment of the Severance Bonus shall not be subject to a delay of 6 months or to the treatment of payments to a “specified employee” as referenced in Section 9 of the Employment Agreement but rather shall be paid in accordance with the immediately preceding paragraph of this Schedule 2(a)(1).